Exhibit 99.1

FOR IMMEDIATE RELEASE

January 2, 2019

NEW DIRECTOR JOINS TEJON RANCH CO. BOARD

Former California State Senator Jean Fuller added to Board of Directors

(Tejon Ranch, CA) Tejon Ranch Co. (NYSE: TRC) today announced the addition of retired State Senator Jean Fuller to the Board of Directors of Tejon Ranch Co. She was added to the Board effective January 1, 2019, following a vote by directors.

Dr. Fuller, who lives in Bakersfield, CA, served two terms in the California State Senate, from 2010 to 2018, when she was termed out. Prior to her time in the State Senate, Fuller was twice elected to the California State Assembly, serving from 2006 to 2010.

“We are very pleased to have Jean Fuller join our Board of Directors,” said Gregory S. Bielli, president and CEO of Tejon Ranch Co. “Jean comes with outstanding credentials. Not only does she have a reputation as a problem solver who was able to work both sides of the aisle, her extensive legislative experience touched many of the issues we deal with daily.”

During her time in the State Senate, Fuller served as Vice Chair of the following committees: Senate Rules (interviews all governor appointees for agency confirmation), Budget, Energy, Utilities and Communications, Natural Resources and Water, Environmental Quality, and Governance and Finance. Before being elected to the state legislature, Fuller served as Superintendent of the Bakersfield City School District, the largest district in the state at the time with more than 30,000 students, a budget in excess of $100 million and 3,500 employees.

“I have lived with the legacy of Tejon Ranch since I was a small girl, having lived and worked in both Bakersfield and the Antelope Valley,” said Fuller. “I share the values of the Ranch and it’s vision. Tejon Ranch is a rare treasure in California. I look forward to joining with other board members to guide the Company as it unlocks that treasure for the benefit of the community, California, and Tejon stockholders.”

Fuller earned a PhD from the University of California, Santa Barbara, a master of public administration from California State University, Los Angeles, and a bachelor of arts degree in communications from Fresno State University. She has been married 46 years to Russell Fuller, the now retired general manager of the Antelope Valley East Kern Water Agency and former president of the State Water Contractors.

In addition to Fuller, the members of the Tejon Ranch Co. Board of Directors include Board Chairman, Norman J. Metcalfe, and directors Robert A. Alter, Steven A. Betts, Gregory S. Bielli, Anthony Leggio, Geoffrey L. Stack, Daniel R. Tisch, and Michael H. Winer.

About Tejon Ranch Company (NYSE: TRC)

Tejon Ranch Company is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield. For more information on the company, visit www.tejonranch.com.

CONTACT:

Barry Zoeller

Vice President, Corporate Communications & Investor Relations

(661) 663-4212

bzoeller@tejonranch.com